Exhibit B

SHARE PURCHASE AGREEMENT

among

POWER SOLUTIONS INTERNATIONAL, INC.

and

WEICHAI AMERICA CORP.

Dated as of March 20, 2017

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01.	Conditions to the Obligations of the Purchaser	34

Section 5.02.	Conditions to the Obligations of the Company	35

ARTICLE VI TERMINATION; SURVIVAL

Section 6.01.	Termination	36

Section 6.02.	Effect of Termination	37

ARTICLE VII

MISCELLANEOUS

Section 7.01.	Survival of Representations, Warranties and Covenants	37

Section 7.02.	Notices	38

Section 7.03.	Amendment	39

Section 7.04.	Counterparts	39

Section 7.05.	Governing Law	39

Section 7.06.	Public Announcements	39

Section 7.07.	Expenses	40

Section 7.08.	Indemnification	40

Section 7.09.	Successors and Assigns	44

Section 7.10.	Arbitration	43

Section 7.11.	Disclosure Schedule References	45

Section 7.12.	Severability	45

Section 7.13.	Specific Performance; Remedies	45

Section 7.14.	Cumulative Remedies	45

Section 7.15.	Headings	46

ii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of March 20, 2017, is among Power Solutions International, Inc., a Delaware corporation (the “Company”), and Weichai America Corp., a company organized under the laws of the State of Illinois (the “Purchaser”).

WHEREAS, the Company wishes to issue and sell to the Purchaser, and the Purchaser wishes to subscribe for and purchase from the Company, the Securities (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, the Purchaser and the Founder Stockholders (as hereinafter defined) have entered into a shareholder agreement substantially in the form attached hereto as Exhibit A (the “Shareholder Agreement”); and

WHEREAS, as a condition and inducement to the Purchaser’s willingness to consummate the transactions contemplated by this Agreement, at Closing (as hereinafter defined) the Purchaser and the Company shall enter into an investor rights agreement substantially in the form attached hereto as Exhibit B (the “Investor Rights Agreement”) and the Purchaser.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Warrant” shall mean the additional warrant to purchase shares of Company Common Stock or Series B Preferred Stock which may be issued to the Purchaser pursuant to the terms of Section 4.05 herein. The Additional Warrant shall have the key terms set forth in Exhibit E attached hereto.

“2018 Warrant” shall mean the warrant to purchase shares of Company Common Stock or Series B Preferred Stock in the form attached hereto as Exhibit C.

“Action” shall mean any charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Aggregate Consideration” shall have the meaning set forth in Section 2.01(b).

“Arbitral Tribunal” shall have the meaning set forth in Section 7.10(a).

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the PRC, Hong Kong or City of New York, New York is authorized or obligated by law or executive order to remain closed.

“Certificate of Designations” shall mean the Certificate of Designations for the Series B Preferred Stock in the form attached hereto as Exhibit D.

“Closing” shall have the meaning set forth in Section 2.02(a).

“Closing Date” shall have the meaning set forth in Section 2.02(a).

“Company” shall have the meaning set forth in the preamble hereto.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Designated Bank Account” shall mean an account of the Company designated in writing by the Company to the Purchaser at least two (2) business Days prior to Closing Date.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.01.

“Company Preferred Stock” shall mean the preferred stock, par value $0.001 per share, of the Company.

“Company Reports” shall have the meaning set forth in Section 3.01(g).

“Confidentiality Agreement” shall mean the amended mutual non-disclosure and confidentiality agreement by and between the Weichai Holding Group Co., Ltd. and the Company dated December 8, 2016.

“Contract” shall mean any bond, note, mortgage, deed of trust, lease, commitment, obligation, understanding, arrangement, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract or instrument.

“Delaware Corporation Law” shall mean the Delaware General Corporation Law as in effect as of the date hereof.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.01(d).

“Environmental Laws” shall mean all applicable federal, state, local or foreign Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all Governmental Orders issued, entered, promulgated or approved thereunder.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Founder Stockholders” shall mean Gary Winemaster and Kenneth Winemaster.

“FCPA” shall have the meaning set forth in Section 3.01(q).

“Fundamental Representations” shall mean the representations and warranties set forth in Section 3.01(a), Section 3.01(c), Section 3.01(d), Section 3.01(e) and Section 3.01(r).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

“Governmental Order” shall mean any judgment, order, injunction, decree, stipulation, ruling, decision, verdict, or award made, issued or entered into by or with any Governmental Authority.

“HSR Act” shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Identified Matters” means those matters set forth on Section 1.01 of the Company Disclosure Schedule.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services payable in cash, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been recorded as capital leases, (g) all outstanding obligations of such person under letters of credit or similar facilities (other than any undrawn amount in respect of such letters of credit or similar facilities), (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person.

“Indemnified Parties” shall have the meaning set forth in Section 7.08(d).

“Indemnifying Party” shall have the meaning set forth in Section 7.08(d).

“Independent Director” means a director of the Company that satisfies the requirements to be an “Independent Director” as such term in Section 5605(A)(2) of the Nasdaq Listing Rules.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.01(v).

“Investor Rights Agreement” shall have the meaning set forth in the recitals hereto.

“Key Employee Retention Program” shall have the meaning set forth in Section 4.15.

“Law” shall mean with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“LCIA Court” shall have the meaning set forth in Section 7.10(b).

“LCIA Rules” shall have the meaning set forth in Section 7.10(a).

“Liens” shall mean any and all liens, charges, security interests, claims, mortgages, pledges or other similar adverse interests or restrictions on title.

“Loss” shall have the meaning set forth in Section 7.08(a).

“Material Adverse Effect” shall mean any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other related events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets (including Intellectual Property Rights or other intangible assets), liabilities, properties, condition

(financial or otherwise), operating results or operations of the Company and its Subsidiaries, taken as a whole (which, without limiting the generality of the foregoing, shall be deemed to exist upon any event, change, circumstance, effect or other matter would or would be reasonably expected to reduce the consolidated annual EBITDA or increase the liabilities of the Companies and the Subsidiaries by $5 million or more); provided, however, that for purposes of clause (a), any adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall not be taken into account in determining whether a “Material Adverse Effect” has occurred: (i) events, changes or developments generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, (ii) any changes in GAAP or accounting standards or interpretations thereof, (iii) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (iv) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, or (v) any taking of any action at the request of a Purchaser; except, in each case with respect to clauses (i) through (iii), to the extent that such event, change or development materially and disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate, or (b) the ability of the Company to perform its obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement. For the avoidance of doubt, the delisting of the Company from Nasdaq shall not, in and of itself, be deemed to be a Material Adverse Effect.

“Material Contracts” shall have the meaning set forth in Section 3.01(o).

“Meeting End Date” shall have the meaning set forth in Section 4.10.

“MOFCOM” shall mean the Ministry of Commerce of the PRC and/or its competent provincial or local counterparts.

“Nasdaq” shall mean the Nasdaq Stock Market.

“NDRC” means the National Development and Reform Commission of the PRC and/or its competent provincial or local counterparts.

“Person” or “person” shall mean an individual, corporation, association, partnership, trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“PPPI Purchase Agreement” means that certain Stock Purchase Agreement, dated as of April 1, 2014, by and among the Company, Carl L. Trent, Kenneth C. Trent and CKT Holdings, Inc.

“PRC” shall mean the People’s Republic of China, excluding for purposes of this Agreement only, Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“PRC Regulatory Filings” shall mean (i) the filing by the Purchaser or its applicable Affiliate of an overseas investment registration with the NDRC in respect of the transactions contemplated hereby, and the receipt by the Purchaser or its applicable Affiliate of a written acknowledgement issued by the NDRC that such registration has been completed; (ii) the filing by the Purchaser or its applicable Affiliate of an outbound investment registration with the Shandong Provision branch of MOFCOM in respect of the transactions contemplated hereby; and (iii) after completion of the procedures contemplated by subsections (i) and (ii) above, the registration by the Purchaser with SAFE or SAFE Designated Bank in respect of the transactions contemplated hereby.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchased Common Shares” shall have the meaning set forth in Section 2.01(a).

“Purchased Preferred Shares” shall have the meaning set forth in Section 2.01(b).

“Purchaser Nominees” shall mean two individuals designated by the Purchaser to the Company in writing prior to the Closing to be appointed to the Board of Directors as of the Closing in accordance with Section 4.07, who shall be notified by the Purchaser to the Company in writing at least three (3) days prior to the Closing.

“Registration Statement” shall mean any registration statement of the Company filed or to be filed with the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Required Third Party Consents” shall have the meaning set forth in Section 4.13.

“SAFE” shall mean the State Administration of Foreign Exchange of the PRC and/or its competent provincial or local counterparts.

“SAFE Designated Bank” shall mean a bank designated by the State Administration of Foreign Exchange of the PRC and/or its competent provincial or local counterparts to handle outbound investment foreign exchange registration.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Filings” means all forms, reports and documents filed or furnished by the Company with or to the SEC prior to the date hereof (without giving effect to any amendment thereto filed on or after the date of this Agreement), including the Company Reports and all Form 8-Ks filed with the SEC, but only to the extent such forms, reports and documents are publicly available through the SEC’s “Edgar” database or otherwise.

“Securities” shall mean, collectively, the Purchased Common Shares, the Purchased Preferred Shares and the Warrants (and shares of Company Common Stock issued or issuable upon conversion of the Purchased Preferred Shares and shares of Company Common Stock or Series B Preferred Stock issued or issuable upon exercise of the Warrants, and any other securities issued or issuable with respect to any of the foregoing by way of share split, share dividend, recapitalization, exchange or similar event).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Series B Preferred Stock” shall mean the Series B Convertible Perpetual Preferred Stock, par value $0.001 per share, of the Company, as constituted by the Certificate of Designations.

“Shareholder Agreement” shall have the meaning set forth in the recitals hereto.

“Stock Pledge Agreement” shall have the meaning set forth in Section 4.14.

“Stockholder Approval” shall have the meaning set forth in Section 4.10.

“Stockholder Proposal” shall have the meaning set forth in Section 4.10.

“Stockholder Written Consent” shall have the meaning set forth in Section 4.10.

“Strategic Collaboration Agreement” shall mean the strategic collaboration agreement entered into between the Company and Weichai Power Co. Ltd. on the date hereof.

“Subsidiary” shall mean, with respect to any Person, any other Person of which a majority of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect a majority of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value-added, and other taxes, charges, levies or like assessments imposed by a Governmental Authority, together with all interest, penalties and additions to tax thereon.

“Tax Return” shall mean a report, return or other information (including any amendments thereto) required to be supplied to a Governmental Authority with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

“TPG Credit Agreements” shall mean the Credit Agreement by and among TPG Specialty Lending, Inc., as administrative agent, certain lenders party thereto from time to time, the Company, Professional Power Products, Inc., Powertrain Integration Acquisition, LLC, and Bi-phase Technologies, LLC dated June 28, 2016, as amended or modified from time to time, and any other agreements executed among those parties in connection with such Credit Agreement.

“To the best of Company’s knowledge,” “knowledge of the Company” or any similar phrases shall mean the actual knowledge of Gary Winemaster, Kenneth Winemaster, Timothy Cunningham and William Buzogany, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry of appropriate employees, agents, or books and records of the Company with respect to the matter in question.

“Transactions” shall mean the issuance, sale and delivery of the Securities and other transactions contemplated by this Agreement.

“Transaction Documents” shall mean this Agreement, the Warrants, the Investor Rights Agreement, the Shareholder Agreement, the Strategic Collaboration Agreement to be entered between the Company and the Purchaser (or its Affiliates), and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“Warrants” shall mean the 2018 Warrant and the Additional Warrant.

“Warrant Shares” shall mean the shares of the Company Common Stock or Company Preferred Stock issuable upon exercise of the Warrants.

Section 1.02.    General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars, the lawful currency of the United States of America. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.” Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

ARTICLE II

SALE AND PURCHASE OF THE SECURITIES

Section 2.01.    Sale and Purchase of the Securities. Subject to the terms and conditions of this Agreement, at the Closing:

(a)    the Company shall issue and sell to the Purchaser, free and clear of any and all Liens (except for transfer restrictions imposed by applicable securities Laws), 2,728,752 shares of Company Common Stock (the “Purchased Common Shares”), and the Purchaser shall purchase and acquire from the Company such Purchased Common Shares for an aggregate consideration of $21,830,016 (the “Common Stock Purchase Price”), at a per share price equal to $8.00, so that the Purchaser will hold 19.99% of the total issued and outstanding Company Common Stock on a fully diluted basis (assuming the conversion of the Purchased Preferred Shares into Company Common Stock of as of such time but without giving effect to the Purchaser’s ownership of Purchased Preferred Shares for purposes of calculating the Purchaser’s 19.99% holdings) immediately upon Closing);

(b)    the Company shall issue and sell to the Purchaser, free and clear of any and all Liens (except for transfer restrictions imposed by applicable securities Laws), 2,385,624 shares of Series B Preferred Stock (the “Purchased Preferred Shares”), which shall be convertible into 4,771,248 shares of Company Common Stock upon the Stockholder Approval (subject to adjustment in accordance with the Certificate of Designations), and the Purchaser shall purchase and acquire from the Company such Purchased Preferred Shares for an aggregate consideration of $38,169,984 (the “Preferred Stock Purchase Price”, and together with the Common Stock Purchase Price, the “Aggregate Consideration”), at a per Series B Preferred Stock price equal to $16.00, so that the Purchaser will hold 40.71% of the total issued and outstanding Company Common Stock on a fully diluted basis (assuming the conversion of the Purchased Preferred Shares into Company Common Stock as of such time) immediately upon Closing;

(c)    the Company and the Purchaser agree and acknowledge that the Aggregate Consideration for this Transaction shall be determined on the basis of the following assumptions: (i) the Company’s net book value per share of Company Common Stock based on the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016 (“Actual 2016 Net Book Value”) will not be lower than $8.00; and (ii) the 2017 EBITDA (as such term is defined in the 2018 Warrant) of the Company will not be lower than $22,000,000. Pursuant to the terms of the 2018 Warrant, if the Actual 2016 Net Book Value is below $8.00 per share and/or if the 2017 EBITDA is below $22,000,000, the Purchaser shall be entitled to adjustments to the Aggregate Consideration by way of downward adjustment of the exercise price of the 2018 Warrant pursuant to the terms therein, provided that if the aggregate exercise price of the 2018 Warrant is less than the total adjustment amounts, then following the exercise in full of the 2018 Warrant, the Company will be liable to pay the shortfall between the aggregate exercise price of the 2018 Warrant and the total adjustment amounts owed to the Purchaser; and

(d)     the Company shall issue to the Purchaser the 2018 Warrant.

Section 2.02.    Closing.

(a)    Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the issuance, sale and delivery of the Securities shall take place at the offices of the Company (including by electronic transmission) at 10:00 a.m. local time on the fifth (5th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions precedent specified in ARTICLE V (other than those conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing); provided, that without the prior written consent of the Purchaser, the Closing shall not occur earlier than fourteen (14) days following the date of this Agreement; provided, further, that such place, date and time may be changed to another place, date and/or time as is mutually agreed to in writing by the Company and the Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)    To effect the issuance, sale and delivery of the Securities as set forth in Section 2.01 and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i)    the Company shall issue and deliver to the Purchaser at or prior to the Closing:

(A)    a certificate or certificates or evidence of book-entry notation, registered in the name of the Purchaser, representing the Purchased Common Shares and Purchased Preferred Shares to be issued and delivered to the Purchaser, against payment in full by the Purchaser of the Aggregate Consideration;

(B)    the duly executed 2018 Warrant;

(C)    a certificate, duly executed by an executive officer of the Company, dated as of the Closing Date, having attached thereto: (i) a certificate of good standing dated not more than five (5) Business Days prior to the Closing issued by the Secretary of State of the State of Delaware, (ii) a certificate of the Secretary of State of the State of Delaware certifying that the Certificate of Designations has been filed and is effective, and (iii) resolutions of the Board of Directors approving the entering into and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and thereby, including the reconstitution of the Board of Directors as provided in Section 4.07 and the appointment of the Purchaser Nominees to the Board of Directors;

(D)    the Stock Pledge Agreement, duly executed by the Founder Stockholders; and

(E)    the Investor Rights Agreement, duly executed by the Company.

(ii)    the Purchaser shall deliver to the Company at or prior to the Closing:

(A)    the Aggregate Consideration by wire transfer in same day funds to the Company Designated Bank Account; and

(B)    the Investor Rights Agreement, duly executed by the Purchaser.

Section 2.03.    Adjustments. If the Company makes (or fixes a record date for the determination of holders of Common Stock entitled to receive) a dividend or other distribution to the holders of Common Stock payable in cash, securities or any other asset or property (including any dividends or distributions made in respect of the Common Stock in connection with any stock splits, mergers, combinations, spin-off transactions, recapitalizations and similar events) after the date hereof but before the Closing, then (a) in the case of cash, the Aggregate Consideration (or, in the case of the Warrants, the exercise price) shall be appropriately decreased by an amount equal to the per share amount of such distribution multiplied by the number of shares of Common Stock represented by such Securities (on a fully-diluted fully-executed basis), or (b) in the case of securities and/or other property, including in connection with in connection with a reclassification, recapitalization, stock split, reverse stock split or combination, the Aggregate Consideration and/or the amount or type of the Securities, shall be appropriately adjusted prior to the Closing to reflect the effect of such dividend or other distribution.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.    Representations and Warranties of the Company. Except as disclosed in the SEC Filings filed with or furnished to the SEC prior to the date hereof (excluding any disclosures in the SEC Filings under the headings “Risk Factors” and “Forward-Looking Statements” and any other disclosures that are predictive and forward-looking in nature, in each case other than specific factual information contained therein), or as set forth in the disclosure schedule delivered by the Company to the Purchaser concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to the Purchaser that each of the statements contained in this Section 3.01 are true and correct as of the date of this Agreement, and each of such statements shall be true and correct on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such statement by its term speaks of a specified date, in which case the accuracy of such statement will be determined with respect to such date):

(a)    Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite legal and corporate power and authority to own and operate its properties and to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction in which the nature of its operations requires the Company to be qualified to do business in such jurisdiction.

(b)    Subsidiaries. Each Subsidiary of the Company and its place and form of organization is set forth in in Section 3.01(b) of the Company Disclosure Schedule. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all Liens except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, each Subsidiary of the Company is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable. Each Subsidiary of the Company has all requisite legal and corporate power and authority to own and operate its properties and to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction in which it conducts business, except where the failure to be so qualified would not have a Material Adverse Effect. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. There are no outstanding conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary of the Company for the purchase or acquisition of any shares of capital stock of any Subsidiary of the Company or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Neither the Company nor any Subsidiary of the Company is party to any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary of the Company. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

(c)    Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the date hereof, (i) 11,836,999 shares of Company Common Stock are issued and 11,006,074 shares of Company Common Stock are outstanding (of which 84,240 shares of Company Common Stock are unvested restricted stock awards granted pursuant to the Company’s 2012 Incentive Compensation Plan), and (ii) up to 96,740 shares of Company Common Stock are issuable upon the settlement or exercise of stock appreciation rights granted pursuant to the Company’s 2012 Incentive Compensation Plan and (iii) 830,925 shares of Company Common Stock are held in treasury. Except as set forth above, the Company has not issued any securities which are currently outstanding, the holders of which have the right to vote with the shareholders of the Company on any matter. Except as set forth above, in the Transaction Documents and in Section 3.01(c) of the Company Disclosure Schedule, there are no (i) authorized or outstanding securities, rights (preemptive or other), subscriptions, calls, commitments, warrants, options, stock appreciation rights, phantom stock or other agreements that give any Person the right to purchase, subscribe for, or otherwise receive or be issued capital stock of the Company, (ii) outstanding debt or equity securities of the Company that upon the conversion, exchange or exercise thereof would require the issuance, sale or transfer by the Company of any new or additional capital stock of the Company (or any other securities of the Company which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for capital stock of the Company), (iii) agreements or commitments obligating the Company to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company or its Subsidiaries or (iv) stockholder rights agreements, “poison pill” or similar anti-takeover agreements or plans. All outstanding shares of capital stock of the Company and its Subsidiaries have been issued and granted in compliance in all material respects with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable Material Contracts. Except for the Investor Rights Agreement or as set forth in Section 3.01(c) of the Company Disclosure Schedule, the Company has not granted or agreed to grant to any Person any rights to have any securities of the Company registered with the SEC or any other Governmental Authority which has not been satisfied in full prior to the date of this Agreement or waived.

(d)    Authorization. The Company has the requisite corporate power to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the Transactions and to comply with the provisions of this Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company (other than the Stockholder Approval). This Agreement has been, and upon its execution the other Transaction Documents to which the Company is a party shall have been, duly executed and delivered by the Company and are valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”). The Board of Directors unanimously adopted resolutions (A) approving this Agreement and the Transactions, (B) declaring that this Agreement and the Transactions are advisable and in the best interests of the Company and the Company’s stockholders, (C) directing that the Stockholder Proposal be submitted to for approval by the Company’s stockholders and (D) recommending that the Company’s stockholders approve the Stockholder Proposal, which resolutions have not been rescinded, modified or withdrawn in any way.

(e)    Valid Issuance of Shares. The Securities have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor, the Securities will be validly issued, fully paid and nonassessable, free and clear of all Liens, except for restrictions on transfer imposed by applicable securities laws and the other Transaction Documents. The Purchased Preferred Shares, when issued, will have the designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions set forth in the Certificate of Designations. The shares of Company Common Stock issued upon conversion of the Purchased Preferred Shares pursuant to the Certificate of Designations will, when issued, be validly issued, fully paid and nonassessable, free and clear of all Liens, except for restrictions on transfer imposed by applicable securities laws and the other Transaction

Documents. The Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, free and clear of all Liens, except for restrictions on transfer imposed by applicable securities laws and the other Transaction Documents. The Company has reserved a sufficient number of shares of Company Common Stock for issuance upon conversion of the Purchased Preferred Shares and upon the exercise of the Warrants.

(f)    Non-Contravention/No Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation by the Company of the Transactions, does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the Amended and Restated Certificate of Incorporation or Bylaws of the Company, (ii) any Contract or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries are bound or (iii) any permit, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, other than in the case of clauses (ii) and (iii) as would not be reasonably expected to have a Material Adverse Effect. Assuming the accuracy of the representations of the Purchaser set forth herein, other than (A) obtaining the Stockholder Written Consent and the mailing of an information statement to Company stockholders in respect of the Stockholder Approval, (B) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (C) any filings under the HSR Act, (D) filing of a notice of listing of additional shares with Nasdaq, or (E) as have been obtained prior to the date of this Agreement, no material consent, approval, order or authorization of, or material registration, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the Transactions. The Stockholder Approval is the only approval of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, or to consummate the Transactions.

(g)    Reports; Financial Statements.

(i)    Except as set forth in the Section 3.01(g) of the Company Disclosure Schedule, the Company has filed or furnished, as applicable, (A) its annual report on Form 10-K for the fiscal years ended December 31, 2015, 2014 and 2013, and (B) its quarterly reports on Form 10-Q for its fiscal quarter ended March 31, 2016, and (C) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 2015 (collectively, the “Company Reports”). No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to the SEC. Except as set forth in the Section 3.01(g) of the Company Disclosure Schedule, as of its respective date, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to such Company Report. Except as set forth in the Section 3.01(g) of the Company Disclosure Schedule, as of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)    No event or circumstance has occurred or exists with respect to the Company or any Subsidiary of the Company or their respective businesses, properties, prospects, operations or financial condition, which, under applicable securities Laws, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(iii)    Except for the Identified Matters or as otherwise set forth in the Section 3.01(g) of the Company Disclosure Schedule, true and complete copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016 and the related unaudited consolidated statements of operations and comprehensive loss of the Company and its Subsidiaries (collectively, the “2016 Financial Statements”) have been made available by the Company to the Purchaser.

(iv)    Except for the Identified Matters or as otherwise set forth in Section 3.01(g) of the Company Disclosure Schedule, the 2016 Financial Statements and each of the consolidated financial statements (including, in each case, any notes thereto), and the related consolidated balance sheets, consolidated statements of income, changes in stockholders’ equity and cash flows, included in or incorporated by reference into the Company Reports filed with the SEC under the Exchange Act (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments and (C) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto.

(h)    No Registration. Assuming the accuracy of the Purchasers representations and warranties set forth in ARTICLE IV, the issuance of the Securities to the Purchaser in the manner contemplated by this Agreement does not require registration under the Securities Act and is exempt from the registration or qualification requirements of all applicable US Securities Laws.

(i)    Absence of Certain Changes. Except as set forth in Section 3.01(i) of the Company Disclosure Schedule, since December 31, 2015 until the date hereof, the Company and its Subsidiaries have not:

(i)    suffered any event, occurrence or development that would constitute a Material Adverse Effect;

(ii)    effected any merger, consolidation, amalgamation, scheme of arrangement or other business combination with or into any other Person;

(iii)    suffered any damage, destruction or loss, whether or not covered by insurance, in an amount in excess of $750,000;

(iv)    granted or agreed to make any increase in the compensation payable or to become payable by the Company or its Subsidiaries to any officer or employee, except for normal raises for nonexecutive personnel made in the ordinary course of business that are usual and normal in amount;

(v)    incurred any material liabilities that would be required by GAAP to be reflected on the face of the balance sheet, other than (A) liabilities incurred in the ordinary course of business and (B) liabilities which in the aggregate do not exceed $750,000;

(vi)    made any change in the accounting methods or practices it follows, whether for general financial or Tax purposes, or any change in depreciation or amortization policies or rates adopted therein, or made any material Tax election or any settlement or compromise of any material Tax liability;

(vii)    declared, set aside or made any dividend or distribution of cash or other property to its shareholders or declared or agreed to any direct or indirect redemption, retirement, purchase or other acquisition any shares of the capital stock of the Company or any Subsidiary of the Company;

(viii)    made or announced any redemption, repurchase or other acquisition of any equity securities of the Company or its Subsidiaries by the Company or its Subsidiaries (other than repurchase of Common Shares to satisfy obligations under any share incentive plan or other similar plans or arrangements including the withholding of shares of Common Shares in connection with the exercise of company options in accordance with the terms and conditions of such company options);

(ix)    issued any shares of capital stock of the Company or its Subsidiaries, or any warrants, rights or options thereof, or entered into any commitment relating to the shares of capital stock of the Company or its Subsidiaries, except pursuant to the existing Company stock option plan;

(x)    commenced or settled any material Action involving the Company or its Subsidiaries or which may impose any material restrictions on the Company or its Subsidiaries or the conduct of their respective businesses;

(xi)    adopted or proposed the adoption of any change in the constitutional documents of the Company or its Subsidiaries; or

(xii)    agreed or committed to do any of the acts described in this Section.

(j)    No Undisclosed Liabilities, etc. Except as and to the extent set forth on the unaudited consolidated balance sheet of the Company as at December 31, 2016 included in the 2016 Financial Statements, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed in accordance with GAAP, except for (i) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since December 31, 2016, (ii) liabilities incurred since December 31, 2015 which in the aggregate do not exceed $750,000, and (iii) as set forth on Section 3.01(j) of the Company Disclosure Schedule. None of the Company or any Subsidiary of the Company is a party to any Contract providing for an interest rate, currency or commodity swap, derivative, forward purchase or sale or other transaction similar in nature or effect or involving any off-balance sheet financing.

(k)    Compliance with Applicable Law; Permits. Except as set forth on Section 3.01(k) of the Company Disclosure Schedule, since January 1, 2015, each of the Company and its Subsidiaries has complied in all material respects and is not in material default or violation in any respect of, any law, statute, order, rule, regulation, policy or guideline of any federal, state or local governmental authority applicable to the Company or such Subsidiary. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Authority that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses as currently conducted.

(l)    Legal Proceedings. Section 3.01(l) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of Actions pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries that (i) for money damages (other than for (A) individual claims for damages of $500,000 or less and (B) claims for damages for an aggregate amount of $1,000,000 or less, (ii) that seeks injunctive relief, (iii) that may give rise to any legal restraint on or prohibition against or limit the material benefits to the Purchaser of the Securities or the other transactions contemplated by this Agreement or (iv) if resolved in accordance with plaintiff’s demands, is reasonably likely to have a Material Adverse Effect. Except as disclosed in Section 3.01(l) of the Company Disclosure Schedule, there is no Governmental Order outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Authority involving, the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. Other than as set forth in Section 3.01(l) of the Company Disclosure Schedule, there has not been, and to the knowledge of the Company, there is not pending any investigation by the SEC involving the Company or any current or former director or officer of the Company (in his or her capacity as such). The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its Subsidiaries under the Exchange Act or the Securities Act.

(m)    Environmental Compliance. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (A) are in compliance with all Environmental Laws, (B) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (C) are in compliance with all terms and conditions of any such permit, license or approval. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).

(n)    Taxes and Tax Returns.

(i)    Except as set forth in Section 3.01(n) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has timely filed (including all applicable extensions) all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects, and the Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Governmental Authority all Taxes that are required to be paid (or that have been asserted in writing by a Governmental Authority), except, in each case, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP.

(ii)    There are no disputes pending, or claims asserted in writing, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP.

(iii)    There is no Lien, charge or encumbrance for Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, except for Liens, charges, or encumbrances for Taxes not yet due and payable.

(iv)    As of the date of Closing, the Company is not a “United States real property holding corporation” within the meaning of Section 897(c) of the Internal Revenue Code.

(o)    Material Contracts. Except for this Agreement and the other Transaction Documents, the Contracts filed as exhibits to the Company Reports filed with the SEC prior to the date of this Agreement and as set forth on Section 3.01(o) of the Company

Disclosure Schedule, none of the Company or its Subsidiaries is a party to any of the types of Contracts listed in clauses (i) through (xv) of this Section 3.01(o) which are currently in effect (such types of Contracts being the “Material Contracts”):

(i)    any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)    any Contract involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company and any of its Subsidiaries extended in the ordinary course of business), or investment in, any person where the amount of such loan, advance or investment is more than $1,000,000;

(iii)    any Contract involving Indebtedness of the Company or any of its Subsidiaries of more than $1,000,000;

(iv)    any Contract (including so called take-or-pay or keep-well agreements) under which any person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed Indebtedness of the Company or any of its Subsidiaries of more than $1,000,000;

(v)    any Contract granting or evidencing a Lien on any properties or assets of the Company or any of its Subsidiaries with value of more than $1,000,000;

(vi)    any Contract under which the Company or any of its Subsidiaries has any material obligations that have not been satisfied or performed (other than indemnification and confidentiality obligations) relating to the acquisition, disposition, sale, transfer or lease (including leases in connection with financing transactions) of properties or assets of the Company or any of its Subsidiaries that have a fair market value or purchase price of more than $1,000,000 (by merger, purchase or sale of assets or stock or otherwise);

(vii)    any Contracts which have not been fully performed involving any resolution or settlement of any Action with an amount in controversy greater than $1,000,000;

(viii)    any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business;

(ix)    any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than $1,000,000;

(x)    each Contract that involves the acquisition or disposition, directly or indirectly (by merger, license or otherwise), of any securities of any person (other than a company incentive awards) or any assets that (A) have a fair market value or purchase price of more than US$1,000,000, or (B) providing for any earn-out or similar payment payable to any person;

(xi)    each share or stock redemption or purchase or other Contract affecting or relating to the share capital of the Company or any of its Subsidiaries, including each Contract with any shareholder of the Company or any of its Subsidiaries which includes anti-dilution rights, voting arrangements or operating covenants;

(xii)    each Contract under which the Company or any of its Subsidiaries has granted any Person any registration rights, or any right of first refusal, first offer or first negotiation with respect to any shares of Common Stock or securities of any Subsidiaries of the Company;

(xiii)    any Contract giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the transactions contemplated hereunder, where (A) such Contract requires any payment in excess of $1,000,000 per calendar year to be made by the Company or any of its Subsidiaries or (B) the value of the outstanding receivables due to the Company and its Subsidiaries under such Contract as of the date of this Agreement is in excess of $1,000,000, in each case excluding purchase orders from customers in the ordinary course of business;

(xiv)    any Contract that contains any material restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of the Company or any of its Subsidiaries, (B) pledging of share capital of the Company or any of its Subsidiaries or (C) issuance of guaranty by the Company or any of its Subsidiaries; or

(xv)    any Contract between any the Company or its Subsidiaries, on the one hand, and any directors or officers of any the Company or its Subsidiaries or their immediate family members or shareholders of the Company holding more than 5% of the voting securities of the Company, on the other hand, under which there are material rights or obligations outstanding

In each case, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and to the Company’s knowledge, the other parties thereto, (ii) except as set forth on Section 3.01(o) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge and as of the date hereof, any other party thereto, is in material breach or material violation of, or material default under, any Material Contract, (iii) except as set forth on Section 3.01(o) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any of its Subsidiaries under any Material Contract, and (iv) except as set forth on Section 3.01(o) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

(p)    Properties. Each of the Company and its Subsidiaries has good and marketable title to, or in the case of leased tangible property and leased tangible assets, has valid and enforceable leasehold interests in, all of its material properties and tangible assets, free and clear of all Liens, except for (i) Liens disclosed in Section 3.01(p) of the Company Disclosure Schedule, (ii) Liens for Taxes not yet due and payable or being contested in good faith, (iii) mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company, (iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of the Company or (v) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property.

(q)    Unlawful Payments. Neither the Company nor any of its Subsidiaries, the directors or officers nor, to the best of the Company’s knowledge any agents acting at its direction, or employees, representatives, franchisees or distributors of the Company or any of its Subsidiaries, has taken any action, directly or indirectly, that: (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee; (D) violated the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or (E) would have violated the FCPA (in any case where the Company, any of its Subsidiaries, or any other person referenced above may not have been subject to the FCPA), and there have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any payment that the FCPA prohibits, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund for use in making any such payments.

(r)    Brokers and Finders. Except as set forth on Section 3.01(r) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has used any broker, finder, placement agent or financial advisor or incurred any liability for any brokers’, finders’ or similar fees or commissions in connection with any of the Transactions.

(s)    Related Party Transactions. Except as set forth on Section 3.01(s) of the Company Disclosure Schedule, none of the officers or directors of the Company or any Subsidiary of the Company and, to the knowledge of the Company, none of the employees of the Company or its Subsidiaries is presently a party to any transaction with the Company or any Subsidiary of the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company or one of its Subsidiaries and (c) for other employee benefits, including stock option agreements under the existing Company stock option plan.

(t)    Securities Law Compliance. Neither the Company nor any of its Affiliates, nor any person acting at its or their instruction, has conducted any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities. Neither the Company nor any of its Affiliates, nor any person acting at its or their instruction, has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would require registration under the Securities Act of the offer or sale of the Securities as contemplated hereby. Assuming the accuracy of the Purchasers representations and warranties set forth in ARTICLE IV, the offer, sale and issuance by the Company of the Securities, and the issuance of the shares of Company Common Stock upon conversion of the Purchased Preferred Shares and upon the exercise of the Warrants, are exempt from the registration requirements under the Securities Act, and the rules and regulations promulgated thereunder.

(u)    Listing and Maintenance Requirements. Except as set forth on Section 3.01(s) of the Company Disclosure Schedule, the Company Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate, or reasonably likely to have the effect of terminating, the registration of the Company Common Stock under the Exchange Act nor has the Company received any notification in writing that the SEC is contemplating terminating such registration. Except as set forth on Section 3.01(u) of the Company Disclosure Schedule, the Company has not, in the four (4) years preceding the date hereof, received notice from the Nasdaq in writing to the effect that the Company is not in compliance with the listing or maintenance requirements of such exchange.

(v)    Intellectual Property. The Company has not received written notice that its or any of its Subsidiaries’ material patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that the Company and its Subsidiaries owns, uses, or has the rights to use (collectively, the “Intellectual Property Rights”), violates or infringes upon the rights of any Person. The Company and its Subsidiaries own or possess all rights to use, option and/or license, as the case may be, all material Intellectual Property Rights necessary for the conduct of their respective businesses as currently being conducted. To the knowledge of the Company, no former or current employee, no former or current consultant, and no third party joint developer of the Company or its Subsidiaries has any material Intellectual Property Rights made, developed, conceived, created or written by the aforesaid employee, consultant or third party joint developer during the period of his or her retention by, or joint venture with, such Company or its Subsidiaries which can be asserted against any of the Company or its Subsidiaries.

(w)    Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are reasonably prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its and its Subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such Subsidiaries’ respective lines of business. Except as set forth in Section 3.01(w) of the Company Disclosure Schedule, there are no other material claims by the Company or any of its Subsidiaries pending under any such policies. Such insurance policies are in full force and effect; all premiums with respect thereto are currently paid, and the Company and its Subsidiaries are in compliance with the terms thereof. To the Company’s knowledge, and except as disclosed in the Company Disclosure Schedule, there is no threatened termination of any such insurance policies. Each insurance policy shall continue to be in full force and effect immediately following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(x)    Labor Matters. Except as set forth on Section 3.01(x) of the Company Disclosure Schedule, the Company and its Subsidiaries are in material compliance with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, social contributions work safety and insurance and are not engaged in any unfair labor practice. All payments and contributions to mandatory social insurance funds (including pension, medical, unemployment, work-related injury and maternity insurance) which are required under the applicable Laws to be made by the Company or its Subsidiaries on behalf of its employees or by its respective employees have been duly paid in full, except to the extent that such non-compliance would not, individually or in the aggregate, result in a Material Adverse Effect. There is no unfair labor practice or complaint, material labor strike, disturbance or dispute exists or is pending or threatened against the Company or any of its Subsidiaries.

(y)    Executive Officers. Except as set forth on Section 3.01(y) of the Company Disclosure Schedule, to the best of the Company’s knowledge, no executive officer (as defined in Rule 501(f) of the Securities Act) of the Company or any Subsidiary of the Company has notified the Company or such Subsidiary that such officer intends to leave the Company or such Subsidiary or otherwise terminate such officer’s employment with the Company or such Subsidiary. Except as set forth on Section 3.01(y) of the Company Disclosure Schedule, to the best of the Company’s knowledge, no executive officer of the Company or any Subsidiary of the Company is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, noncompetition agreement, or any other contract or agreement or any restrictive covenant.

(z)    Price of Common Stock. The Company has not taken any action intended to stabilize or manipulate the price of the Company Common Stock.

(aa)    Investment Company Act. The Company is not required to register as an “investment company”, as such term is defined in the U.S. Investment Company Act of 1940, as amended.

Section 3.02.    Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that each of the statements contained in this Section 3.02 are true and correct as of the date of this Agreement, and each of such statements shall be true and correct on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such statement by its term speaks of a specified date, in which case the accuracy of such statement will be determined with respect to such date).

(a)    Organization; Ownership. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Purchaser has all requisite legal and corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it conducts and proposes to conduct business.

(b)    Authorization; No Conflicts.

(i)    The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the Transactions. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on behalf of the Purchaser. No other corporate proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Purchaser. This Agreement is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(ii)    The execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser, the consummation by the Purchaser of the Transactions and the compliance by the Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Purchaser’s organizational documents, (B) any Contract or obligation to which the Purchaser or any of its Affiliates is a party or by which the Purchaser or any of its Affiliates or any property or asset of the Purchaser or its Affiliates are bound or (C) any permit, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its Affiliates, other than in the case of clauses (B) and (C) as would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions.

(c)    Consents and Approvals. No material consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Authority is required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Transactions, except (i) the filing of a Schedule 13D and applicable forms under Section 16 as required under the Exchange Act, (ii) filings pursuant to the HSR Act (if required under the circumstances described in Section 4.01(b)), (iii) the PRC Regulatory Filings, and (iv) any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the transactions contemplated hereby by the Purchaser.

(d)    Available Funds. At the Closing, the Purchaser will have sufficient funds (including under any financing arrangements) in U.S. Dollars, to pay the Aggregate Consideration payable to the Company at Closing pursuant to ARTICLE II and all related fees and expenses associated therewith. Notwithstanding anything in this Agreement to the contrary, the Purchaser affirms, represents and warrants that it is not a condition to the Closing or to any of its obligations under this Agreement that it obtain financing for the transactions contemplated by this Agreement.

(e)    Securities Act Representations.

The Purchaser is an accredited investor (as defined in Rule 501 of the Securities Act) and is aware that the sale of the Securities is being made in reliance on a private placement exemption from registration under the Securities Act. The Purchaser is acquiring the Securities for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Securities in violation of the Securities Act. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Securities and is capable of bearing the economic risks of such investment.

(f)    Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

(g)    Ownership. Except as contemplated by the Transaction Documents, as of immediately prior to Closing, the Purchaser does not own, directly or indirectly, beneficially or of record, or have the right to acquire, any shares of Company Common Stock or other securities of the Company, or any direct or indirect interest in any such securities.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01.    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, the Company and the Purchaser each agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable. Following Closing, the Company and the Purchaser each agree to use their respective reasonable best efforts to obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that the Company and the Purchaser mutually agree should be sought in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(b)    In furtherance and not in limitation of the foregoing, following the Closing, in the event that the conversion of the Company Preferred Stock to Company Common Stock or the exercise of the Warrants by the Purchaser would require a filing under the HSR Act, then, the Purchaser, on the one hand, and the Company, on the other hand, shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as required by the HSR Act as promptly as practicable following such determination, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; provided, that nothing herein shall prohibit the Purchaser or the Company from, in good faith, seeking to limit the scope or content of any such request.

(c)    In furtherance and not in limitation of the foregoing, following Closing, each of the Company and the Purchaser shall use its respective reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private party, including by (A) defending against all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its Affiliates is a party challenging or affecting this Agreement or the other Transaction Documents or the consummation or the transactions contemplated by this Agreement or the other Transaction Documents, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (B) seeking to have lifted or rescinded any Governmental Order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable Governmental Order with respect thereto and (C) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of (x) any substantive communications received by such party from, or given by such party to any Governmental Authority and of any substantive communications received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement and (y) the status of any request, inquiry, investigation, action or legal proceeding from, by or before any Governmental Authority or third party with respect to the transactions contemplated by this Agreement. Subject to applicable Law relating to the exchange of information, each of the Company and the Purchaser shall have the right to review in advance, and will consult the other parties or party on and consider in good faith the views of the other parties or party in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any request, inquiry, investigation, action or legal proceeding by or from any Governmental Authority with respect to the transactions contemplated by this Agreement, each of the Company, on the one hand, and the Purchaser, on the other hand, will permit authorized representatives of the other party to be present at each substantive meeting or conference with a Governmental Authority relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding. With respect to any materials required to be given by either party to the other party pursuant to this Section 4.01(c), such first party may limit such materials to such second Party’s outside counsel and may redact or withhold competitively sensitive or confidential information, instead of directly to such second party. The obligations set forth in this Section 4.01(c) shall not apply with respect to the PRC Approvals, except that the Purchaser shall regularly update the Company and keep the Company informed on a reasonably timely basis as to the status and timing of all notifications and other substantive submissions to any PRC Governmental Authority and the expected timing of the PRC Approvals.

(d)    In furtherance and not in limitation of the foregoing, following Closing, each of the Company and the Purchaser shall use their respective reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, the Company or its Subsidiaries to agree to sell, hold, divest, discontinue or limit, before or after the Closing Date, any material assets, businesses or interests of the Company or any of its Subsidiaries

(e)    In furtherance and not in limitation of the foregoing, the Purchaser shall make all appropriate filings required in connection with this Agreement, the other Transaction Documents and the transactions contemplated by this Agreement and the other Transaction Documents with NRDC and MOFCOM as promptly as practicable within the applicable period required by applicable Law, and with respect to the foreign exchange registration with the relevant SAFE or SAFE Designated Bank and all other filings, as promptly as practicable after obtaining or completing required prerequisite approvals and/or filings with respect to the outbound investment by the Purchaser contemplated hereby, and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable Law in connection with the PRC Regulatory Filings, and use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to obtain the PRC Regulatory Filings as soon as is practicable and to avoid any impediment to the consummation of the transactions contemplated hereby under any applicable Laws of the PRC or orders from any PRC Governmental Authority, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as any PRC Governmental Authority or Person may assert under any applicable Laws of the PRC or orders from any PRC Governmental Authority with respect to this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby.

(f)    For the purposes of this Section 4.01, “reasonable best efforts” shall be deemed to include, subject to the proviso below, complying with any requirements of applicable Law or order of any Governmental Authority that may be imposed in connection with seeking and obtaining any consents, approvals, authorizations, waivers or exemptions of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement; provided, that, for the purposes of this Section 4.01, “reasonable best efforts” shall not require, or be deemed to require either party or any of its Affiliates to agree to or take any action that would result in any arrangements, conditions or restrictions imposed by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have (A) a material adverse effect on the anticipated economic benefit or value that such party reasonably expects to be realized from the transactions contemplated under this Agreement or the other Transaction Documents or (B) a material adverse effect on the businesses of such party and its Subsidiaries and Affiliates, taken as a whole.

(g)    Notwithstanding anything to the contrary herein or in any of the other Transaction Documents (including the Warrants), if the conversion of the Company Preferred Stock or Company Common Stock or the exercise of the Warrants by the Purchaser following Closing would result in the requirement for any material approval of a Governmental Authority to be obtained, the Company shall use reasonable best efforts to promptly obtain such approval of such Governmental Authority so that the conversion of the Company Preferred Stock or Company Common Stock or the exercise of the Warrants by the Purchaser can be completed without delay.

Section 4.02.    Interim Business Operations. Except as expressly set forth in Schedule 4.02, between the date of this Agreement and the Closing, the Company and its Subsidiaries shall operate their respective businesses only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as expressly set forth in Schedule 4.02, from the date hereof until the date of the Closing, other than as contemplated by this Agreement or any other Transaction Documents, the Company shall not, and shall cause each of its Subsidiaries not to, without the Purchaser’s prior written consent, take any action that, if taken prior to the date hereof, would constitute a breach or violation of clauses (i) through (xii) of Section 3.01(i).

Section 4.03.    Access to Information; Confidentiality.

(a)    Subject to compliance with applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the Purchaser and its representatives reasonable access upon reasonable advance notice and during normal business hours during the period prior to the Closing or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, permits, documents, information, directors and officers, and during such period the Company shall, and shall cause each of its Subsidiaries to, make available to the Purchaser any information concerning its business as the Purchaser may reasonably request. For the avoidance of doubt, the foregoing provision shall not be deemed to provide the Purchaser the right to contact the Company’s customers or vendors alone without the Company’s prior written consent, which shall not be unreasonably withheld or delayed.

(b)    No investigation by the Purchaser or any of its representatives and no other receipt of information by the Purchaser or any of its representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Agreement.

(c)    The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing. Nothing provided to the Purchaser pursuant to this Section 4.03 shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Confidential Information (as defined in the Confidentiality Agreement) provided to the Purchaser pursuant to this Section 4.03 or otherwise by or on behalf of the Company or any representative thereof shall be subject to the terms and conditions of the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the obligations of the Purchaser thereunder shall nonetheless continue in full force and effect.

Section 4.04.    Notification of Certain Matters. The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause (i) any representation or warranty of the Company or the Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing or (ii) the Company or the Purchaser, as the case may be, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 4.05.    PPPI. In the event that the Company issues or agrees to issue shares of Company Common Stock or any other Securities pursuant to or in connection with the PPPI Purchase Agreement (including the settlement of any Action relating thereto) at any time after the eighteen (18) month anniversary of the Closing, the Company shall promptly issue to the Purchaser the Additional Warrant.

Section 4.06.    Use of Proceeds. The Company shall use the proceeds from the issuance of the Securities pursuant to this Agreement to repay and/or discharge amounts outstanding under the TPG Credit Agreements and expenses associated with the transactions contemplated hereby.

Section 4.07.    Board Appointment. On the Closing Date, the Board of Directors shall be reconstituted such that (a) the number of seats on the Board of Directors of the Company shall be seven, and (b) two of such seven directors (including the Chairman of the Board) shall be the Purchaser Nominees.

Section 4.08.    Securities Laws; Legends.

(a)    The Purchaser acknowledges and agrees that the Securities have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available. The Purchaser acknowledges that, except as provided in the Investor Rights Agreement, the Purchaser has no right to require the Company to register the Securities. The Purchaser further acknowledges and agrees that any certificate or evidence of book-entry notation for the Securities shall bear a legend substantially as set forth in paragraph (b) of this Section 4.08 (and any shares evidenced in book entry form shall contain appropriate comparable notation and reflect related stop transfer instructions).

(b)    Any certificates for the Securities shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A

REGISTRATION STATEMENT IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(c)    When issued pursuant hereto, the certificates evidencing the Securities shall also bear any legend required by any applicable state blue sky law.

(d)    Any holder of Securities may request the Company to remove any or all of the legends described in this Section 4.08 from the certificates evidencing such Securities by submitting to the Company such certificates, and, in the case of the legend relating to restrictions on transfer under the Securities Act or applicable state laws, together with an opinion of counsel, to the effect that such legend or legends are no longer required under the Securities Act or applicable state laws, as the case may be. Following the first anniversary of the Closing Date, the Company shall, if requested, promptly remove the restrictive legend relating to restrictions on transfer in this Agreement from any certificates representing the Purchaser’s Securities.

Section 4.09.    Lost, Stolen, Destroyed or Mutilated Securities. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the reasonable judgment of the Company to protect the Company from any loss it may suffer if a certificate is replaced), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate or, at the Company’s option, a share ownership statement representing Securities for an equivalent number of shares or another security of like tenor, as the case may be.

Section 4.10.    Stockholder Approval. Immediately after the execution of this Agreement and in lieu of calling a stockholders meeting, the Company shall use its reasonable best efforts to deliver to the Purchaser an irrevocable stockholder written consent (the “Stockholder Written Consent”) executed by the Founder Stockholders (who will then collectively hold a majority of the Company’s issued and outstanding Company Common Stock) adopting resolutions to approve: (i) the conversion of the Company Preferred Stock to the Company Common Stock; (ii) issuance of Company Common Stock upon exercise of the Warrants; and (iii) the proxy, board representation and voting rights set forth in the Shareholder Agreement and Investor Rights Agreement (collectively, the “Stockholder Proposal”). The Company represents that the Stockholder Written Consent shall be sufficient to approve the Stockholder Proposal without requiring any additional written consent from other stockholders or convening any stockholders meeting to vote on the Stockholder Proposal pursuant to the applicable Law, certificate of incorporation and/or bylaws of the Company. If such Stockholder Written Consent is not delivered to the Purchaser within one (1) calendar day following the execution of this Agreement, Purchaser shall have the right to terminate this Agreement pursuant to Section 6.01(b) herein. The Company shall, in accordance with applicable Law, mail to any stockholder of the Company that did not execute the Stockholder Written Consent approving the transactions contemplated hereby, notice of such Stockholder Written Consent as required by

Section 228 of the Delaware Corporation Law. The Company shall promptly prepare (and the Purchaser will reasonably cooperate with the Company to prepare) and file (but in no event more than sixty (60) days following the Closing) with the SEC a preliminary information statement relating to the Stockholder Written Consent, shall respond to any comments of the SEC or its staff to as promptly as practicable for the purpose of clearing the Company’s information statement with the SEC in accordance with applicable Law and satisfaction of any other regulatory requirements, and cause a definitive information statement related to such Stockholder Written Consent to be mailed to the Company’s stockholders as promptly as practicable after clearance by the SEC. The Company agrees that each information statement referred to in this Section 4.10, when mailed to the Company’s stockholders, shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and that none of the information included or incorporated by reference in any such information statement will, at the date it is mailed to the stockholders of the Company, or at the time of any amendment or supplement thereof, to the best of Company’s knowledge contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except for statements made in such information statement based exclusively on information supplied in writing by or on behalf of the Purchaser specifically and explicitly for inclusion or incorporation by reference therein. The Purchaser and the Company agree promptly to correct any information provided by it or on its behalf for use in the information statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with the Purchaser prior to mailing any such information statement, or any amendment or supplement thereto, and provide the Purchaser with a reasonable opportunity to comment thereon. The Company shall promptly notify the Purchaser upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to any information statement and shall provide the Purchaser with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. The Stockholder Written Consent shall become effective twenty (20) calendar days following the distribution of such information statement to the Company’s stockholders (the “Stockholder Approval”), and the Company shall ensure that the Stockholder Approval is obtained within one hundred eighty (180) days following Closing. In the event that the Company is unable to obtain, as a matter of Law, the approval of the transactions contemplated under this Agreement by Company stockholders through the Stockholder Written Consent and the mailing of the information statement to Company stockholders as contemplated under the provisions in this Section 4.10 above within one hundred eighty (180) days following Closing, at the request of the Purchaser, the Company shall immediately call and hold a meeting of its stockholders and include a proposal to approve (and, the Board of Directors shall recommend approval of) the Stockholder Proposal at its stockholders meeting no less than once in each three (3)-month period beginning on the one hundred eightieth (180) days following Closing until stockholders approve Stockholder Proposal in its entirety.

Section 4.11.    Listing. The Company shall, following the Closing Date, use reasonable best efforts to effect the listing of the Purchased Common Shares and Company Common Stock issuable upon conversion of the Purchased Preferred Shares and the exercise of the Warrants on Nasdaq.

Section 4.12.    Reservation of Shares. From and after the Closing, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Company Common Stock, solely for the purpose of providing for the conversion of the Purchased Preferred Shares and the exercise of the Warrants, such number of shares of Company Common Stock as shall from time to time equal the number of shares sufficient to permit the conversion of the shares of Purchased Preferred Shares and the exercise of the Warrants issued pursuant to this Agreement in accordance with their respective terms. The Company covenants that all shares of Company Common Stock issuable upon conversion of the Purchased Preferred Shares and the exercise of the Warrants shall, upon such issue, be duly and validly issued and fully paid and non-assessable. If at any time the number of authorized but unissued shares of Company Common Stock shall not be sufficient to effect the conversion of the Purchased Preferred Shares and the exercise of the Warrants or otherwise to comply with the terms of this Agreement, the Company shall take all corporate action as may be necessary to increase its authorized but unissued shares of Company Common Stock to such number of shares as shall be sufficient for such purposes. The Company will use its reasonable best efforts to obtain any authorization, consent, approval or other action by, and shall make any filing with any court or administrative body that may be required under, applicable state securities laws in connection with the issuance of shares of Company Common Stock upon conversion of the Purchased Preferred Shares and the exercise of the Warrants.

Section 4.13.    Third Party Consents.

(a)    The Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to obtain all necessary consents required to be obtained, and to make all necessary notices required to be made, by it from third parties (other than Governmental Authorities) to avoid the breach or termination of any Contract to which the Company or any of its Subsidiaries are party and, by its terms, requires the notice to or consent of such third party or provides such third party any termination rights in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including certain specific consents of counterparties to those Contracts set forth on Section 4.13 of the Company Disclosure Schedule (such specific consents, the “Required Third Party Consents”) which shall be obtained prior to Closing, unless the Company and the Purchaser mutually agree that any consents are not desired. The Company shall consult with and keep the Purchaser reasonably informed on a reasonably current basis of the status of the Required Third Party Consents, including promptly providing any material communications to or from any third parties in connection with the procurement of the Required Third Party Consents

(b)    The Company and the Purchaser agree that, in the event that any consent, approval or authorization necessary to preserve for the Company or any of its Subsidiaries any right or benefit under any Contract to which the Company or any of its Subsidiaries is a party is not obtained prior to the Closing, the parties hereto will use their commercially reasonable efforts to obtain such consent, approval or authorization as promptly thereafter as reasonably practicable.

Section 4.14.    Stock Pledge Agreement. The Purchaser agrees to, and the Company shall cause the Founder Stockholders to, enter into definitive documentation with each other prior to or concurrently with the Closing, negotiated in good faith with the other Parties, in respect of a Stock Pledge Agreement relating to a pledge by the Founder Stockholders of an aggregate of 4,180,545 shares of Company Common Stock beneficially owned by them on terms consistent in all material respects with those set forth on Exhibit F hereto and, to the extent not inconsistent with the terms set forth on Exhibit F hereto, other customary provisions for agreements of this kind as mutually agreed by the Parties (the “Stock Pledge Agreement”).

Section 4.15.    Key Employee Retention Program. Subject to the approval by the Board of Directors, the Company will prepare a retention program for the key employees of the Company including any equity incentive plan (“Key Employee Retention Program”) which shall be consistent with industry standards and present such Key Employee Retention Program to the Purchaser. The Parties shall discuss in good faith and agree on the Key Employee Retention Program before it is adopted and implemented, the Purchaser shall not unreasonably withhold its consent.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01.    Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by the Purchaser):

(a)    No Injunctions or Legal Prohibitions. No Governmental Authority of competent jurisdiction over the Transaction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated hereby.

(b)    No MAE. There is no Material Adverse Effect on the Company or any of its Subsidiaries.

(c)    Representations and Warranties. (i) Other than the Fundamental Representations, the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification therein relating to “materiality” or “Material Adverse Effect”) or in any certificate delivered pursuant here shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect; and (ii) the Fundamental Representations shall be true and correct in all respects, except for, (x) solely with respect to Section 3.01(c), de minimis inaccuracies which do not result in any increase in the aggregate number of Company Common Stock (including shares of Company Common Stock issuable upon the exercise of outstanding warrants to purchase Company Common Stock or the settlement or exercise of stock appreciation rights, restricted stock units or stock options) of more than 0.1%, as of the date hereof and as of the Closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time) and (y) solely with respect to the second sentence of Section 3.01(a), except where the failure of the Company to have such legal and corporate power and authority to own and operate its properties and to carry on its business in each such jurisdiction other than the State of Illinois has not had and would not have a material impact on the Company or its ability to conduct its business as now conducted.

(d)    PRC Filings. All PRC Regulatory Filings shall have been duly completed, obtained and remain effective and legally valid.

(e)    Required Third Party Consents. The Company shall have obtained the Required Third Party Consents in a form reasonably satisfactory to the Purchaser, and such consents shall have not been further modified, conditioned, withdrawn or revoked.

(f)    Stock Pledge. The Founder Stockholders shall have duly executed and delivered the Stock Pledge Agreement in form and substance reasonably satisfactory to the Purchaser.

(g)    Performance. The Company shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(h)    Delivery. The Company shall have delivered items set forth in Section 2.02(b)(i) herein.

Section 5.02.    Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of following conditions (unless waived, to the extent permitted by applicable Law, by the Company):

(a)    No Injunctions or Legal Prohibitions. No Governmental Authority of competent jurisdiction over the Transaction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated hereby.

(b)    Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3.02 hereof or in any certificate or other writing delivered by the Purchaser pursuant hereto shall be true and correct as of the date hereof and at and as of the Closing Date, as though such representations and warranties were made at and as of such date, except for any failure of any such representations or warranties to be true and correct, individually or in the aggregate, as would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement.

(c)    Performance. The Purchaser shall have performed and complied with, in all material respects, all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

(d)    Required Third Party Consents. The Company shall have obtained the Required Third Party Consents in a form reasonably satisfactory to the Company, and such consents shall have not been further modified, conditioned, withdrawn or revoked.

(e)    Delivery. The Purchaser shall have delivered the items set forth in Section 2.02(b)(ii) herein.

ARTICLE VI

TERMINATION; SURVIVAL

Section 6.01.    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)    by mutual written agreement of the Purchaser and the Company;

(b)    by the Purchaser, if the Stockholder Written Consent has not been delivered to the Buyer within one (1) calendar day after the date of this Agreement;

(c)    at any time on or after 5:00 p.m. New York City time on the 15th day following the date of this Agreement (the “Termination Date”), by either the Purchaser or the Company, by giving written notice of such termination to the other parties, if the Closing shall not have occurred on or prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 6.01(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted primarily in, the failure of the applicable conditions being satisfied by the Termination Date; or

(d)    by either the Purchaser or the Company, by giving written notice of such termination to the other party, if (A) there shall be any Law that shall make illegal the consummation of the transactions contemplated hereunder or (B) a Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered a Governmental Order prohibiting, enjoining or restraining the transactions contemplated hereunder and such Governmental Order shall have become final and non-appealable, unless the occurrence or existence of such Governmental Order shall be due to the failure of such party or any of its Affiliates seeking to terminate this Agreement to perform or comply with any of the agreements or covenants hereof to be performed or complied with by such party or any of its Affiliates prior to the Closing.

Section 6.02.    Effect of Termination. In the event of termination of this Agreement as provided in Section 6.01 above, written notice thereof shall be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto; provided that (a) nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred before such termination and (b) the provisions of this ARTICLE VI and ARTICLE VII shall remain in full force and effect and survive any termination of this Agreement. If this Agreement is terminated pursuant to Section 6.01 hereof, all filings, applications and other submissions made pursuant to Section 4.01 hereof shall, to the extent practicable, be withdrawn from the agency or other person to which made.

ARTICLE VII

MISCELLANEOUS

Section 7.01.    Survival of Representations, Warranties and Covenants. The representations and warranties of the parties made herein or in any certificate delivered hereunder shall survive until 11:59 p.m. New York time on December 31, 2018, and shall then expire; provided, however, that (i) the Fundamental Representations and the representations and warranties contained in clauses (a), (b), (f) and (g) of Section 3.02, shall survive the Closing indefinitely, and (ii) the representations and warranties contained in Section 3.01(m) (Environmental), Section 3.01(n) (Taxes) and Section 3.01(s) (Related Party Transactions) shall survive the date that is (x) ninety (90) days after the expiration of the longest federal, state, local or foreign statute of limitation (including extensions thereof) applicable to the underlying claim or (y) if there is no applicable statute of limitation, on the fifth (5th) anniversary of the Closing Date. Those covenants and agreements which by their terms apply in whole or in part after the Closing shall survive the Closing and continue in full force until performed, and those covenants and agreements contained herein to be wholly performed prior to the Closing shall expire as of the Closing. If a party seeking to be indemnified makes a claim in accordance with the applicable provisions of Section 7.08 within the time periods set forth in this Section 7.01, such claim shall survive until it is finally and fully resolved.

Section 7.02.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by facsimile or sent by overnight courier as follows:

(a)	If to the Purchaser, to:

Weichai America Corp.

Attention: Victory Liu

3100 Golf Road

Rolling Meadows, IL 60008

Email:        victor.liu@weichaiamerica.com

with a copy to:

King & Wood Mallesons

20th Floor, East Tower, World Financial Center

1 Dongsanhuan Zhonglu, Chaoyang District Beijing 100020

People’s Republic of China

Attention:    Xu Ping

Email:          xuping@cn.kwm.com

and

O’Melveny & Myers LLP

37th Floor, Yin Tai Centre, Office Tower

No. 2 Jianguomenwai Avenue, Beijing 100022

People’s Republic of China

Attention:    Ke Geng, Esq. and Nima Amini, Esq.

Email:          kgeng@omm.com; namini@omm.com

(b)	If to the Company, to:

Power Solutions International, Inc.

201 Mittel Dr.

Wood Dale, IL 60191

Attention:    Gary Winemaster, CEO

Email:          Gary.Winemaster@Psiengines.com

with a copy (which shall not constitute notice) to:

Power Solutions International, Inc.

Legal Department

201 Mittel Dr.

Wood Dale, IL 60191

Attention:    William Buzogany, General Counsel

Email:          Wbuzogany@Psiengines.com

Reed Smith LLP

10 S. Wacker Drive, 40th Floor

Chicago, IL 60606

Attention:    Michael P. Lee and Jeffrey P. Schumacher

Email:          mplee@reedsmith.com; jschumacher@reedsmith.com

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

Section 7.03.    Amendment. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing executed in the same manner as this Agreement between the Company and the Purchaser, or from a Party clearly stating their intent to be bound. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 7.04.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

Section 7.05.    Governing Law. This Agreement, the Company Disclosure Schedules and any other document or instrument delivered pursuant hereto, and all claims or causes of Action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 7.06.    Public Announcements. The press release announcing the execution of this Agreement shall be issued only in such form as shall be previously agreed upon by the Purchaser and the Company. Thereafter, at any time prior to Closing or the termination of this Agreement in accordance with ARTICLE VI, the Purchaser and the Company shall consult with each other before issuing any press release scheduling any press conference or conference call with investors or analysts with respect to this Agreement and, except in respect of any such press release, press conference or conference call as may be required by applicable Law or rules and policies of Nasdaq or the rules of any stock exchange on which the securities of the Purchaser or any of its Affiliates are listed, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

Section 7.07.    Expenses. Except as otherwise provided herein, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any Action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 7.08.    Indemnification.

(a)    From and after the Closing, the Company agrees to indemnify and hold harmless the Purchaser, each person who controls the Purchaser within the meaning of the Exchange Act, and each of the respective officers, directors, employees, agents and Affiliates of the foregoing in their respective capacities as such (the “Purchaser Indemnified Parties”), to the fullest extent lawful, from and against any and all costs, expenses, damages, obligations, liabilities, assessments, judgments, losses (including diminution in value), settlements, awards and fees (including but not limited to any investigative fees, reasonable legal fees and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened Action) (collectively, “Losses”) arising out of or resulting from:

(i)    the failure of any representation or warranty of the Company set forth in this Agreement or any certificate delivered pursuant to this Agreement to be true and correct in all respects as at the date hereof and as of the Closing Date;

(ii)    any breach or non-fulfillment of any covenant or agreement made or to be performed by the Company in this Agreement;

(iii)    any aggregate net reduction in the Company’s and its Subsidiaries’ consolidated net income or consolidated net assets (including accounts receivable) or increases in the Company’s and its Subsidiaries’ consolidated liabilities as reflected on the Company’s and its Subsidiaries’ consolidated financial statements included in the SEC Filings as a result of any financial accounting issue(s) or restatement(s) arising out of or in connection with the Company’s historical accounting practices or internal controls over financial reporting, other than the specific issues or restatements (and amounts thereof) set forth in the Identified Matters, and other than shifts of consolidated net income, consolidated net assets or consolidated liabilities from one period to another period or periods (including periods subsequent to the periods included in the SEC Filings); and

(iv)    any Action, including any Action or investigation by any third party (including any Governmental Authority), and any liability to any third party (including any Governmental Authority) in defense, settlement or judgment in respect of any such Action, arising out of or in connection with the Identified Matters or any other facts, issues or circumstances relating to the Company’s historical accounting practices, internal controls over financial reporting and financial accounting restatement(s) or allegations of misstatements or omissions in any SEC Filings relating thereto.

(b)    From and after the Closing, the Purchaser agrees to indemnify and hold harmless the Company, each person who controls the Company within the meaning of the Exchange Act, and each of the respective officers, directors, employees, agents and Affiliates of the foregoing in their respective capacities as such, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from any misrepresentation or breach of any representation or warranty made by the Purchaser in this Agreement or any breach or non-fulfillment of any covenant or agreement made or to be performed by the Purchaser in this Agreement.

(c)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be liable for any claim to any Purchaser Indemnified Party pursuant to Section 7.08(a)(iv) unless and until the aggregate amount of indemnifiable Losses which may be recovered equals or exceeds $5,000,000, after which the Company shall only be liable to the Purchaser Indemnified Parties for those Losses in excess of $5,000,000.

(d)    The party making a claim of indemnification under this Section 7.08 (the “Indemnified Party”) shall give written notice to the party against whom such claim is asserted (the “Indemnifying Party”) promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7.08 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense, unless (i) the Indemnifying Party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Indemnified Party, (ii) the Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party, or (iii) in the reasonable judgment of any Indemnified Party (based upon advice of its counsel) a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such claims, then, in each case, the Indemnified Party may assume responsibility for conducting the defense (in which case the Indemnifying Party shall be liable for any reasonable legal or other expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense). No Indemnifying Party shall be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, the Indemnifying Party shall not unreasonably withhold its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification could reasonably be expected to be available hereunder (whether or not any Indemnified Party is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of each Indemnified Party from all liability arising out of such action, suit, claim or proceeding. If written notice of a bona fide claim for indemnification under Section 7.08 has been given in respect of any breach of the representations or warranties made by a party in this Agreement prior to the expiration of the applicable representation or warranty, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved.

(e)    Notwithstanding anything to the contrary contained in this Agreement, after the Closing, none of the parties hereto and none of their respective Affiliates shall have any liability under any provision of this Agreement for any (i) special, speculative, indirect or consequential Loss or lost profits (including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or damages based on any type of multiple of earnings or similar basis) or (ii) punitive damages, except, in each case, any such indemnifiable Losses that are recovered by a third party in connection with a third-party claim or resulting from a Governmental Order.

(f)    For all purposes of this Section 7.08, “Losses” shall be net of (i) payments actually paid to the Indemnified Party under any insurance policy with respect to such Losses, and (ii) any prior or subsequent actual recovery by the Indemnified Party from any third party Claim with respect to such Losses, in either case net of any fees or expenses incurred in obtaining such recovery, including any increase in premiums resulting from such claim. Each Indemnifying Party shall use reasonable best efforts to collect any amounts available under applicable insurance policies, or from any other Person alleged to be responsible, for any Losses payable under this Section 7.08; provided that in no event shall this Section 7.08 require any party to institute an Action against any Person.

(g)    The Indemnified Parties shall be entitled to only a single recovery (without duplication) for indemnified Losses that arise in connection with each matter giving rise to a breach of representation, warranty or covenant, even if such matter shall involve breaches of multiple representations, warranties and covenants.

(h)    For the avoidance of doubt, the Identified Matters shall be deemed to qualify all of the Company’s representations and warranties set forth in Article III herein.

(i)    For the avoidance of doubt, in calculating any Losses suffered by the Purchaser Indemnifying Parties due to the Losses suffered by the Company or the obligation of the Company to pay any monetary damages to any third party (including any Governmental Authority) (including any Losses of the types described in Sections 7(a)(iii) or 7(a)(iv) (other than, with respect to Section 7(a)(iv), Losses suffered directly by the Purchaser Indemnified Parties), the calculation for the amount to be indemnified by the Company to the Purchaser Indemnified Parties shall be (x) the total Losses and monetary damages suffered by the Company, multiplied by (y) the Purchaser’s percentage ownership of the Company Common Stock (on a fully-diluted as-converted basis) as of the Closing, assuming for the purposes of such calculation the conversion of the Purchased Preferred Shares into Company Common Stock as of such time but excluding for purposes of such calculation all Company Common Stock or Company Preferred Stock issuable upon exercise of the Warrants; and with respect to Losses actually suffered directly by the Purchaser Indemnified Parties under this Agreement, the amount to be indemnified by the Company to the Purchaser Indemnified Parties shall be the entire amount of such Losses irrespective of Purchaser’s percentage ownership of the Company Common Stock.

(j)    The obligations of the Indemnifying Party under this Section 7.08 shall survive the transfer of the Securities. The agreements contained in this Section 7.08 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others, at common law or otherwise, including for actual fraud involving a knowing and intentional misrepresentation of a fact material to the transactions contemplated by this Agreement made with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under applicable tort laws.

(k)    Notwithstanding anything in this Agreement to the contrary, the Purchaser may, at its sole discretion and without prejudice to any other rights it may have, deduct, set off and net all or a portion of indemnified Losses finally determined to be owed by the Company to the Purchaser Indemnified Parties pursuant to this Section 7.08 against the equivalent amount payable by the Purchaser to the Company under this Agreement or any other Transaction Documents, including without limitation the exercise price of the 2018 Warrant. Neither the exercise of nor the failure to exercise of such right of set off by the Purchaser will limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it in connection with this Agreement under applicable Law.

Section 7.09.    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and the Purchaser’s successors and assigns, and no other person. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) that the Purchaser may assign its rights under this Agreement to one or more of its Affiliates and (ii) the Company shall have the right to collaterally assign its rights under this Agreement to any party that provides financing to the Company, provided, however, that if such collateral assignment would adversely affect the Purchaser in any manner, such collateral assignment shall require the prior written consent from the Purchaser. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.10.    Arbitration.

(a)    Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the London Court of International Arbitration (“LCIA Rules”) by one or more arbitrators appointed in accordance with the LCIA Rules (the “Arbitral Tribunal”).

(b)    The arbitration shall be conducted by a sole arbitrator unless either party objects, in which case the arbitration shall be conducted by a panel of three arbitrators. Where the arbitration is to be conducted by a sole arbitrator, the parties shall attempt to agree upon the selection of the sole arbitrator. If they cannot reach agreement within 30 days from the commencement of the arbitration, the sole arbitrator shall be appointed by the Court of the LCIA (the “LCIA Court”) in accordance with the LCIA Rules. Where the arbitration is to be conducted by a panel of three arbitrators, each party shall nominate one arbitrator and the two party-nominated arbitrators shall then select the chairman of the Arbitral Tribunal. If the two party-nominated arbitrators are unable to do so within 30 days after the commencement of the arbitration or any mutually agreed extension thereof, the chairman shall be selected by the LCIA Court in accordance with the LCIA Rules.

(c)    The place of arbitration shall be London.

(d)    The language of the arbitration shall be English.

(e)    Each arbitrator shall be licensed to practice law in New York.

(f)    Each party shall have the right to apply to any court of competent jurisdiction and/or to the Arbitral Tribunal for an order or award of temporary or preliminary injunctive relief or other measures of interim, provisional or conservatory measures in order to maintain the status quo or to protect its rights or property pending arbitration pursuant to this Agreement or for the purpose of compelling a party to arbitrate and seeking temporary or preliminary injunctive relief in aid of an arbitration hereunder, and any such application shall not be deemed incompatible with, or a waiver of, the parties’ agreement to arbitrate.

(g)    The Arbitral Tribunal shall have power to take whatever interim measures it deems necessary, including injunctive relief, specific performance and other equitable relief, including in accordance with the provisions set forth in Section 7.14 of this Agreement.

(h)    The award rendered by the Arbitral Tribunal shall be final and binding between the parties and not subject to appeal or other recourse.

(i)    Recognition and enforcement of any award rendered by the Arbitral Tribunal may be sought in any court of competent jurisdiction. Disclosure Schedule References.

Section 7.11.    Disclosure Schedule References(a) . The Parties agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of the Company that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any prior knowledge on the part of the reader regarding the matter(s) so disclosed. The inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 7.12.    Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 7.13.    Specific Performance; Remedies. Each Party agrees that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the other Party does not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions and (ii) the right of such Party to specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, such Party would not have entered into this Agreement. Each Party acknowledges and agrees that the other Party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other Party and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. If a Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, it shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.14.    Cumulative Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 7.15.    Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

WEICHAI AMERICA CORP.

By:	/s/ Victor Liu
Name:	Victor Liu
Title:	Chairman

[Signature Page to Share Purchase Agreement]

SECTION 1.01 OF COMPANY DISCLOSURE SCHEDULE

Identified Matters

“Identified Matters” shall mean (a) the current securities class actions, (b) SEC investigation and (c) restatement and audit of financial accounts and review of internal controls resulting from the Audit Committee’s review and its advisors’ and the Company’s auditors’ review of the Eric Cohen allegations and the Company’s financial statements and internal controls, but in the case of (c), exclusively (x) approximately $18 million in revenue erroneously recognized in the Company’s consolidated financial statements for the year ended December 31, 2015 which involves shifting of consolidated net income, consolidated net assets or consolidated liabilities from 2015 to another period or periods, (y) up to $3 million in revenue from Moser Energy Systems which may become an uncollectible accounts receivable, and (z) up to $306,000 in revenue from Green APU which may be erroneously recognized in the Company’s 2015 consolidated financial statements.

EXHIBIT A

Shareholder Agreement

See attached.

EXHIBIT B

Investor Rights Agreement

See attached.

EXHIBIT C

2018 Warrant

See attached.

EXHIBIT D

Certificate of Designations

See attached.

EXHIBIT E

Terms of Additional Warrant

The Additional Warrant (i) shall be exercisable for a period of three (3) months following the date of issuance, (ii) shall be exercisable for a number of shares of Company Common Stock (or, prior to the Stockholder Approval, shares of Preferred Stock) equal to the Purchaser’s ownership percentage of Company Common Stock (on a fully-diluted and as-converted basis) times the number of PPPI Shares, (iii) shall have the same per share exercise price and adjustments as the 2018 Warrant, and (iv) shall otherwise be on terms that are substantially similar to the terms of the 2018 Warrant.

EXHIBIT F

Key Terms of Stock Pledge Agreement

See attached.